Exhibit 99.1

Solar Capital Ltd. Announces Quarter Ended September 30, 2013 Financial Results; Declares Quarterly Dividend of $0.40 per share for Q4, 2013

NEW YORK--(BUSINESS WIRE)--October 30, 2013--Solar Capital Ltd. (the “Company”) (NASDAQ:SLRC), today announces net investment income for the quarter ended September 30, 2013 of $21.6 million, or $0.48 per average share. Excluding non-recurring expenses associated with an amendment to the Company’s credit facility and extinguishment of another revolving credit facility, net investment income would have been $23.7 million or $0.53 per share for the quarter ended September 30, 2013. At September 30, 2013, net asset value (NAV) per share was $22.25.

During the quarter, the Company amended its credit facility reducing the borrowing rate from LIBOR + 2.50% to LIBOR + 2.25% and extending the final maturity by two years to June, 2018. The size of the amended facility is $490 million and is expandable up to $800 million under its accordion feature.

In July, the Company announced that its Board of Directors authorized a share repurchase program of the Company's common stock with an authorized limit of up to $100 million until expiration on January 31, 2014. During the quarter, the Company repurchased $15.8 million of its common stock at an average price of $21.99 per share representing a 1.2% discount to the NAV per share at September 30, 2013. Under the current program, there is a maximum of $84.2 million available for future purchases at September 30, 2013.

On October 30, the Company’s Board of Directors also declared a fourth quarter dividend of $0.40 per share payable on January 3, 2014 to stockholders of record on December 19, 2013. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At September 30, 2013:

Investment Portfolio: $1.1 billion
Number of Portfolio Companies: 40
Net Assets: $1.0 billion
Net Asset Value per share: $22.25

Portfolio Activity for the Quarter Ended September 30, 2013:

Investments made during the quarter: $66.3 million
Investments prepaid and sold during the quarter: $349.8 million

Operating Results for the Quarter Ended September 30, 2013:

Net investment income: $21.6 million
Net realized and unrealized losses: $11.1 million
Net increase in net assets from operations: $10.6 million
Net investment income per share: $0.48

“We are pleased with the underlying performance and credit quality of our investment portfolio,” said Michael Gross, Chairman and CEO of Solar Capital Ltd. “With the portfolio composition at its highest level of senior secured and floating rate investments and following the exit from our two largest investments, we believe the current portfolio is more diversified and defensively positioned to preserve shareholder value while delivering strong risk-adjusted returns. Our objective is to grow our investment income per share by prudently deploying our over $500 million of available capital into new investments combined with opportunistic purchases of our common shares.”

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Thursday, October 31, 2013.

All interested parties may participate in the conference call by dialing (877) 546-5020 approximately 5-10 minutes prior to the call. International callers should dial (857) 244-7552. Participants should reference Solar Capital Ltd. and the participant passcode of 60189667 when prompted. This conference call also can be accessed by all interested parties through Solar Capital’s website, www.solarcapltd.com. Additionally, a replay dial-in will be available until November 14, 2013 and can be accessed by dialing (888) 286-8010 and using the passcode 97302291. International callers should dial (617) 801-6888 to listen to the replay.

Portfolio and Investment Activity

During the quarter ended September 30, 2013, we invested $66.3 million across five portfolio companies. Investments sold and prepaid during the quarter ended September 30, 2013 totaled $349.8 million.

At September 30, 2013, our portfolio consisted of 40 portfolio companies and was invested across 24 industries. The fair value weighted average yield on our portfolio of income-producing investments was 11.6%.

At September 30, 2013, approximately 98% of the fair value of our portfolio is performing.

Solar Capital Ltd. and its predecessor companies have invested approximately $3.2 billion in 93 portfolio companies. Over the same period, Solar Capital Ltd. has completed transactions with more than 75 different financial sponsors.

Crystal Capital Financial Holdings LLC

On December 28, 2012, we completed the acquisition of Crystal Capital Financial Holdings LLC (“Crystal Financial”), a commercial finance company focused on providing asset-based and other secured financing solutions.

As of September 30, 2013, Crystal Financial had 23 funded commitments to 19 different borrowers with a total par value of approximately $351.5 million. All loans were floating rate with the largest loan outstanding totaling $34.1 million. The average exposure per issuer was $18.5 million and none of the loans were on non-accrual status. Crystal Financial’s credit facility, which is non-recourse to Solar Capital Ltd., had approximately $87.0 million of borrowings outstanding at September 30, 2013. Crystal paid a dividend of $7.8 million to Solar Capital in Q3 reflecting a cash-on-cash, annualized yield of approximately 11.3%.

Results of Operations for the Three and Nine Months Ended September 30, 2013 compared to the Three and Nine Months Ended September 30, 2012.

Investment Income

For the three and nine months ended September 30, 2013, gross investment income totaled $43.0 million and $128.2 million, respectively. For the three and nine months ended September 30, 2012 gross investment income totaled $40.6 million and $111.8 million, respectively. The increase in gross investment income from the three and nine months ended September 30, 2012 as compared to the three and nine months ended September 30, 2013 was primarily due to an increase in the receipt of prepayment fees and accelerated amortization of upfront fees resulting from higher portfolio repayments and an increase in the average size of the income-producing portfolio in the comparable period, partially offset by a lower weighted average portfolio yield.

Expenses

Expenses totaled $21.4 million and $61.8 million, respectively, for the three and nine months ended September 30, 2013. For the three and nine months ended September 30, 2012, expenses totaled $18.4 million and $54.1 million. The increase in expenses from the three month period ended September 30, 2012 compared to the three month period ended September 30, 2013 was primarily due to $2.6 million of expenses resulting from the amendment of our Credit Facility and extinguishment of a revolving credit facility. For the comparative nine month periods, the increase in expenses was primarily due to growth in the average size of our portfolio of assets.

Net Investment Income

The Company’s net investment income totaled $21.6 million and $66.4 million or $0.48 and $1.49 per average share, for the three and nine months ended September 30, 2013, respectively. Excluding non-recurring expenses associated with the amendment to the Company’s credit facility and extinguishment of another revolving credit facility, net investment income was $23.7 million or $0.53 per share for the quarter ended September 30, 2013. The Company’s net investment income totaled $22.3 million and $57.7 million or $0.60 and $1.57 per average share, for the three and nine months ended September 30, 2012, respectively.

Net Realized Gain (Loss)

Net realized loss for the three and nine months ended September 30, 2013 totaled $15.7 million and $16.9 million, respectively. Net realized gain (loss) for the three and nine months ended September 30, 2012 totaled $0.4 million and ($9.6) million, respectively.

Net Change in Unrealized Gain (Loss)

For the three and nine months ended September 30, 2013, net change in unrealized gain (loss) on the Company’s assets and liabilities totaled $4.6 million and ($3.2) million, respectively. For the three and nine months ended September 30, 2012, net change in unrealized gain on the Company’s assets and liabilities totaled $7.6 million and $44.4 million, respectively.

Net Increase in Net Assets Resulting From Operations

For the three and nine months ended September 30, 2013, the Company had a net increase in net assets resulting from operations of $10.6 million and $46.4 million, respectively. For the three and nine months ended September 30, 2012, the Company had a net increase in net assets resulting from operations of $30.2 million and $92.5 million, respectively. For the three and nine months ended September 30, 2013, basic and diluted earnings per average share were $0.24 and $1.04, respectively. For the three and nine months ended September 30, 2012, basic and diluted earnings per average share were $0.82 and $2.52, respectively.

Liquidity and Capital Resources

In July 2013, the Company amended its senior secured credit facility (the “Credit Facility”), composed of $440 million of revolving credit and a $50 million term loan. At September 30, 2013, total outstanding borrowings under the Credit Facility were $50 million. The Company has approximately $524 million of available capital for new investments including approximately $84 million of cash and $440 million of unused credit capacity subject to borrowing base limitations.

Financial Statements and Tables

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except share amounts)

	September 30, 2013 (unaudited)	December 31, 2012
Assets
Investments at fair value:
Companies less than 5% owned (cost: $729,479 and $856,134, respectively)	$689,547	$831,306
Companies 5% to 25% owned (cost: $8,403 and $167,564, respectively)	8,403	165,406
Companies more than 25% owned (cost: $435,814 and $408,373, respectively)	435,406	398,810

Total investments (cost: $1,173,696 and $1,432,071, respectively)	1,133,356	1,395,522
Cash	83,341	14,133
Foreign currency (cost: $689 and $899, respectively)	703	906
Interest and dividends receivable	18,411	15,147
Deferred financing costs	3,309	4,228
Derivatives	—	17
Receivable for investments sold	15,969	—
Prepaid expenses and other assets	699	450

Total assets	$1,255,788	$1,430,403

Liabilities
Revolving credit facilities	$—	$264,452
Unsecured senior notes	100,000	100,000
Senior secured notes	75,000	75,000
Term loan	50,000	50,000
Dividends payable	17,762	23,217
Payable for investments purchased	9,775	21,756
Management fee payable	6,613	6,612
Performance-based incentive fee payable	5,407	6,050
Interest payable	2,590	2,406
Administrative services expense payable	1,450	1,058
Payable for common shares repurchased	277	—
Other liabilities and accrued expenses	783	1,579

Total liabilities	$269,657	$552,130

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares
authorized, respectively, and 44,323,582 and 38,694,060 shares issued and outstanding, respectively	$443	$387
Paid-in capital in excess of par	1,111,468	978,279
Distributions in excess of net investment income	(10,009)	(4,662)
Accumulated net realized loss	(72,507)	(55,631)
Net unrealized depreciation	(43,264)	(40,100)

Total net assets	$986,131	$878,273

Net Asset Value Per Share	$22.25	$22.70

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share amounts)

	Three months ended		Nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest and dividends:
Companies more than 25% owned	$11,669	$804	$33,497	$3,248
Companies 5% to 25% owned	3,189	13,460	11,650	19,112
Companies less than 5% owned	28,128	26,382	83,081	89,428

Total investment income	42,986	40,646	128,228	111,788

EXPENSES:
Management fees	$6,613	$6,083	$21,014	$17,034
Performance-based incentive fees	5,407	5,565	16,601	14,431
Interest and other credit facility expenses	6,755	3,475	16,397	15,221
Administrative services expense	1,196	1,194	3,452	3,018
Other general and administrative expenses	1,387	2,011	4,361	4,015

Total operating expenses	21,358	18,328	61,825	53,719
Income tax expense	—	60	—	343

Total expenses	21,358	18,388	61,825	54,062

Net investment income	$21,628	$22,258	$66,403	$57,726

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FOREIGN CURRENCIES AND DERIVATIVES:
Net realized gain (loss) on investments:
Companies more than 25% owned	$—	$687	$472	$11,002
Companies 5% to 25% owned	(17,728)	—	(17,728)	—
Companies less than 5% owned	2,185	(256)	794	(20,616)

Net realized gain (loss) on investments	(15,543)	431	(16,462)	(9,614)
Net realized loss on foreign currencies and derivatives:	(110)	(860)	(414)	(19)

Total net realized loss before income taxes	(15,653)	(429)	(16,876)	(9,633)
Income tax expense	—	(785)	—	—

Net realized gain (loss)	(15,653)	356	(16,876)	(9,633)

Net change in unrealized gain (loss) on investments	5,904	6,869	(3,791)	44,989
Net change in unrealized gain (loss) on foreign currencies and derivatives	(1,309)	760	627	(619)

Net change in unrealized gain (loss)	4,595	7,629	(3,164)	44,370

Net realized and unrealized gain (loss) on investments, foreign currencies and derivatives	(11,058)	7,985	(20,040)	34,737

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$10,570	$30,243	$46,363	$92,463

EARNINGS PER SHARE	$0.24	$0.82	$1.04	$2.52

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Investor Relations
646-308-8770